Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Adopts Shareholder Rights Plan

Declares Dividend Distribution of Preferred Stock Purchase Rights

TUCSON, ARIZONA –December 10, 2008 — The Providence Service Corporation (Nasdaq: PRSC) today announced that its Board of Directors has adopted a shareholder rights plan under which all of its shareholders will receive rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock.

“In this period of unprecedented market volatility where short term valuations are not reflective of historical performance or long term prospects, the Board of Directors has implemented the rights plan to protect shareholder value and ensure that the interests of all shareholders are served in a fair and equitable manner,” said Fletcher McCusker, Providence’s Chief Executive Officer.

In connection with adopting the rights plan, Providence’s Board of Directors declared a dividend distribution of one preferred share purchase right on each outstanding share of its common stock. Each right will entitle shareholders to buy one one-hundredth of a share of newly-created Series A Junior Participating Preferred Stock of the Company at an exercise price of $15.00. The dividend distribution will be payable to shareholders of record as of the close of business on Monday, December 22, 2008 (“Record Date”). The dividend distribution will not be taxable to shareholders.

Under the rights plan, if a person becomes the beneficial owner of 20 percent or more of Providence’s outstanding common stock, other than pursuant to what the Board deems a “qualified offer” or under certain other limited circumstances, each right will entitle its holder to purchase, at the right’s exercise price, a number of shares of common stock having a market value of twice the right’s exercise price. Rights held by the 20 percent holder will become void and will not be so exercisable. If Providence is acquired in a merger or other business combination transaction after a person becomes the beneficial owner of 20 percent or more of the company’s common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the right’s exercise price.

Providence’s Board of Directors has established a mechanism under which an independent Board committee will review the plan annually and, if it deems it appropriate, recommend that the Company’s full Board of Directors modify or terminate the plan.

While the rights plan is effective immediately, the Company intends to seek ratification of the shareholder rights plan from shareholders within the next 12 months.

Additional information regarding the rights plan and the rights are or will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company has filed or will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. In addition, the Company will send to its shareholders of record as of the close of business on the Record Date a “Summary of the Rights” that will describe the material terms of the rights plan.

5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 74,000 clients through 870 contracts at September 30, 2008, with an estimated six million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, the statements regarding the anticipated benefits and expected consequences of the adoption of the rights plan. Such forward-looking statements involve a number of uncertainties and risks that may cause actual events or results to differ materially. For a discussion of factors that may cause actual events or results to differ, see the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. These forward-looking statements speak only as of the date hereof and the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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